UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 1, 2022

Crawford United Corporation
(Exact Name of Registrant as Specified in Charter)

Ohio	000-00147	34-0288470
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10514 Dupont Avenue Cleveland, Ohio	44108
(Address of Principal Executive Offices)	(Zip Code)

(216) 541-8060
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into Material Definitive Agreement.

Effective May 1, 2022, Knitting Machinery Company of America LLC, a Delaware limited liability company (“Knitting Machinery”) and indirect wholly-owned subsidiary of Crawford United Corporation (the “Company”), completed the acquisition (the “Transaction”) of substantially all the assets of KMC Corp. dba Knitting Machinery Corp. (KMC Corp.), a Delaware corporation and specialist in the manufacture of hose reinforcement machinery for the plastic, rubber and silicone industries (“KMC”), pursuant to an Asset Purchase Agreement (the “Asset Purchase Agreement”) entered into as of May 1, 2022 by and among Knitting Machinery, KMC, and Edward F. Crawford, Trustee of the Edward F. Crawford Second Restatement of Trust Dated March 2, 2001 (the “Equityholder,” and with KMC, each, a “Seller Party” and together, the “Seller Parties”).

Knitting Machinery acquired the assets of KMC on a debt-free basis in exchange for $250,000 in cash (the “Cash Payment”) and the issuance by the Company on behalf of Knitting Machinery of a total of 38,462 of its Class A Common Shares (the “Shares”) at an implied price of $26.00 per share to the Equityholder. The Cash Payment is subject to a total or partial refund to the extent KMC’s earnings before interest, tax, depreciation and amortization (EBITDA) is not equal to or greater than the amount of the Cash Payment for the twelve-month period following the closing date of the Transaction.

Edward F. Crawford is the trustee of the Equityholder and serves on the Boards of Directors of KMC and of the Company. Matthew V. Crawford serves on the Boards of Directors of KMC and of the Company. Each of Edward F. Crawford and Matthew V. Crawford is a beneficial owner of more than 5% of the Company’s outstanding common shares.

The Asset Purchase Agreement contains customary indemnification obligations of each party with respect to breaches of their respective representations, warranties and covenants, and certain other specified matters, which are subject to certain exceptions, terms and limitations described further in the Asset Purchase Agreement. The Asset Purchase Agreement contains certain customary post-closing covenants of the parties.

The parties to the Transaction have made customary representations, warranties and covenants in the Asset Purchase Agreement. The representations, warranties and covenants set forth in the Asset Purchase Agreement have been made only for the purposes of such agreement and were solely for the benefit of the parties to the Asset Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures, may have been made for the purposes of allocating contractual risk between the parties to the Asset Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the Asset Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the Transaction, and not to provide investors with any other factual information regarding the parties or their respective businesses and should be read in conjunction with the disclosures in the Company's periodic reports and other filings with the Securities and Exchange Commission.

A copy of the Asset Purchase Agreement is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference. The foregoing description of the Asset Purchase Agreement is a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in response to this Item 3.02.

The Shares were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506 of Regulation D promulgated thereunder. Each of the recipients of the Shares is an “accredited investor” as that term is defined in Regulation D under the Securities Act. The Shares issued have not been registered under the Securities Act and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

Item 7.01. Regulation FD Disclosure.

On May 2, 2022, the Company issued a press release announcing the Transaction. A copy of the Company’s press release is furnished as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)      Exhibits.

Exhibit No.	Description of Exhibit

2.1	Asset Purchase Agreement entered into as of May 1, 2022, by and among Knitting Machinery and the Seller Parties.

99.1	Press Release dated May 2, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAWFORD UNITED CORPORATION

Date: May 2, 2022	By:	/s/ John P. Daly
	Name:	John P. Daly
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description of Exhibit

2.1	Asset Purchase Agreement entered into as of May 1, 2022, by and among Knitting Machinery and the Seller Parties.

99.1	Press Release dated May 2, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)